Exhibit 4.23

AGREEMENT

Made and entered on the 21st day of June 2006

Between:	BLUE SQUARE ISRAEL LTD. Publ. Co. 520042847 of 2 Amal Street, Afeq Industrial Zone, Rosh Ha'ayin (hereinafter: "the Seller")

of the one part;

And:	BLUE SQUARE REAL ESTATE LTD. Pvte. Co. 513765859 of 2 Amal Street, Afeq Industrial Zone, Rosh Ha'ayin (hereinafter: "the Buyer")

of the other part;

WHEREAS	The Seller carries on business in operating a chain of retail stores and is the owner of activities in the field of letting, management, development and improvement of real estate properties owned by it; and

WHEREAS	In accordance with a resolution of the Seller’s board of directors, the Seller wishes to split its activities, in a manner whereby properties in the sphere of letting, management, development and improvement of real estate properties owned by it will be transferred to the Buyer in consideration for the allotment of shares of the Buyer to the Seller (hereinafter: “the Spin-Off Process”); and

WHEREAS	The Buyer is a wholly-owned subsidiary of the Seller which was established for the purpose of constituting a real estate development, initiation and management company; and

WHEREAS	In the scope of a process preliminary to the Spin-Off Process, and in accordance with a pre-ruling from the tax authorities, the Seller wishes to transfer to the Buyer, and the Buyer wishes to receive from the Seller, the Property Sold, as hereinafter defined, in accordance with and pursuant to the provisions of Section 104A of the Income Tax Ordinance, against an allotment of the consideration shares to the Seller and all in accordance with the provisions set forth below in this Agreement; and

WHEREAS	The parties wish to regulate the terms and conditions of the contractual arrangement between them, as set forth and as stipulated below in this Agreement;

Now therefore it is agreed, declared and stipulated by the parties as follows:

1.	Preamble and interpretation

1.1	The preamble to the Agreement, the appendices hereto and the declarations of the parties constitute an integral part of the Agreement.

1.2	The division of this Agreement into clauses and sub-clauses and the headings appearing in it have been done for reasons of convenience only, and no use shall be made thereof for purposes of the interpretation of this Agreement.

2.	Definitions

In this Agreement, the terms set forth below will have the meanings set opposite them:

2.1	“The Property Sold” – the real estate properties describes in Appendix A which will be attached to this Agreement on the date of closing (hereinafter: “the Real Estate Properties”), including all the Seller’s rights in relation to the Real Estate Properties (including the Seller’s rights vis-à-vis Coop Blue Square Services Society Ltd. in respect of the Real Estate Properties), as well as the agreements.

2.2	“The Agreements” – contractual arrangements between the Seller and third parties in connection with the Real Estate Properties, including leasehold agreements and/or lease agreements and/or joint ownership agreements and/or purchase agreements and/or any other agreement between the Seller and any third party in connection with the Real Estate Properties.

2.3	“The Effective Date” – December 31, 2005, or any other date that may be agreed upon between the parties, in accordance with an approval from the tax authorities.

3.	Representations and warranties by the Seller

The Seller hereby represents and warrants to the Buyer that:

3.1	Subject to the fulfillment of the suspensive conditions, there is no legal, contractual or other bar to its entering into this Agreement and to performing its obligations under this Agreement in full and punctually on due date.

3.2	It accepts the consideration shares as hereinafter defined, in the state in which they are “as is” without any representation and/or declaration on the part of the Buyer, including, but without limitation, the condition of the Buyer, its liabilities, assets and its business, and any other matter and thing likely to be of interest to a reasonable purchaser of the consideration shares. The Seller waives any allegation of defect or flaw in connection with the consideration shares.

4.	Representations and warranties by the Buyer

The Buyer hereby represents and warrants to the Seller that:

4.1	It is purchasing the Property Sold in its present condition “as is” at the date of signing of this Contract, without any representation and/or declaration on the part of the Seller, including, but without limitation, in regard to the state of the Real Estate Properties from the physical and/or zoning and/or legal aspect and/or any other aspect and/or any other matter and thing likely to be of interest to a reasonable purchaser of rights in land. The Buyer waives any allegation of defect or flaw in connection with the Property Sold.

4.2	Subject to the fulfillment of the suspensive conditions, there is no legal, contractual or other bar to its entering into this Agreement and to the performance of its obligations under this Agreement in full and punctually on due date.

5.	Suspensive conditions

5.1	This Agreement and its implementation is contingent upon the fulfillment and compliance with the following cumulative conditions (hereinafter: "the Suspensive Conditions"):

5.1.1	Obtaining of all the resolutions and approvals required for implementing the transactions covered by this Agreement from the competent organs of the Seller.

5.1.2	Obtaining of all the resolutions and approvals required for implementing the transactions covered by this Agreement from the competent organs of the Buyer.

5.1.3	Receiving an approval from the Income Tax Commission for implementation of the Spin-Off Process.

5.1.4	Obtaining the consent of third parties to the transfer of the Property Sold from the Seller to the Buyer, to the extent that such consents are required.

5.1.5	The fulfillment of all the Suspensive Conditions specified in the agreement for transfer of assets and liabilities under Section 105A(2) of the Income Tax Ordinance, which was signed by the parties on April 2, 2006.

5.2	If the Suspensive Conditions or any of them is not fulfilled within 6 months from the date of signing of this Agreement, and the parties have not agreed to an extension of the time as stated in Clause 5.3 below, this Agreement will be null and void, without this being deemed to be a breach hereof and without any party having a right to any remedy as a consequence thereof.

5.3	Notwithstanding the contents of Clause 5.2 above, each of the parties will be entitled, by way of written notice to the other party, to extend the date for fulfillment of the Suspensive Conditions, each time for a period of an additional 60 days over and above the last date that was specified for the fulfillment of the Suspensive Conditions prior to the giving of the notice, but it is agreed that under no circumstances shall the period for fulfillment of the Suspensive Conditions be extended beyond a period of 24 months from the date of signing of this Agreement.

5.4	Notwithstanding the contents of Clause 5.1 above, it is agreed that the parties will be entitled to waive the fulfillment of any of the Suspensive Conditions and/or to postpone the date for the fulfillment of any of the Suspensive Conditions.

6.	The transaction and the Effective Date

6.1	On the date of closing, as defined below, the Seller will transfer the Property Sold to the Buyer and the Buyer will accept the Property Sold from the Seller, with effect from the Effective Date, including on a basis whereby, with effect from the Effective Date, the Seller will assign the Agreements to the Buyer, and in a manner whereby all the income and expenditure in respect of the Property Sold, commencing from the Effective Date, shall be for and shall be borne by the Buyer and shall be paid by it.

To the extent that either of the parties should bear any payment and/or receive any income in connection with the Property Sold which is in excess of its entitlement or its obligation, as the case may be, in accordance with the provisions of this Clause 6.1 above, the parties will carry out an accounting between them, so that each party will bear the expenses and will receive the income in accordance with the provisions of this Clause 6.1 above.

6.2	Included in what is stated in Clause 6.1 above, it is agreed between the parties in relation to the Real Estate Properties as follows:

6.2.1	In relation to properties forming part of the Real Estate Properties that are leased to third parties (including properties leased to Blue Square Chain Properties and Investments Ltd. or to Blue Square Chain Hyper-Hyper Ltd.) – it is agreed that all the Seller’s rights and obligations pursuant to the lease agreements will be assigned to the Buyer, commencing from the Effective Date, on a basis that the Buyer will be entitled and liable to third parties as aforesaid, commencing from the Effective Date, for everything connected with the lease agreements.

6.2.2	In relation to properties forming part of the Real Estate Properties of which the Seller itself makes use – it is agreed that these properties will be leased to the Seller by the Buyer, commencing from the Effective Date onwards, in accordance with the conditions of lease as set forth in a lease agreement that will be signed between the Seller and the Buyer, as stated in Clause 8.2 below.

6.3	To the extent that consent is required from third parties to the transfer of the Property Sold and/or to any part thereof, the Seller undertakes to act diligently and persistently, in order to obtain the consent of such third parties. Where consent of any third party is required as aforesaid and such consent has not been received (hereinafter: “Transfers Requiring Consent”), the Seller will continue with the implementation of the contractual arrangement, in trust for the Buyer until the transfer is completed. All receipts which the Seller may receive in respect of Transfers Requiring Consent of the transfer which has not been completed, will be accepted by the Seller in trust for the Buyer and will be transferred to the Buyer immediately upon the receipt thereof. The Seller will not have a proprietary and/or other right in and to a receipt that may be received by it as aforesaid. The Seller will be entitled to indemnity from the Buyer in respect of its expenses, and in respect of any damage that may be sustained by it in connection with such Transfers Requiring Approval.

It is agreed that consent fees to the Israel Lands Administration in respect of the transfer of the rights in any of the Real Estate Properties to the Buyer, to the extent that same apply, shall be borne by the Buyer and shall be paid by it.

6.4	The parties shall act in cooperation until completion of registration of the transfer of rights in the Real Estate Properties from the Seller to the Buyer, and included in this the parties will sign any deed and/or application and/or any other document that may be necessary for purposes of completing the registration as aforesaid. It is agreed that the Buyer will bear all the costs and/or fees connected with completion of registration as aforesaid.

It is agreed that to the extent that there are and/or may be attachments and/or encumbrances imposed on any of the Real Estate Properties, the Seller undertakes to act for the removal of such attachments and/or encumbrances, including in a manner that will facilitate completion of registration of the transfer of rights from the Seller to the Buyer.

7.	The consideration

As consideration in respect of the Property Sold, the Buyer undertakes to allot to the Seller, on the date of closing, 2,484 ordinary shares of NIS 1 par value each in the Buyer (hereinbefore and hereinafter: “the Consideration Shares”).

The parties declare and represent that no consideration has been transferred and/or will be transferred between them in respect of the Property Sold, apart from the allotment of the Consideration Shares and as set forth in the approval from the tax authorities.

8.	The closing

8.1	Within 7 days from the date of fulfillment of the Suspensive Conditions (hereinbefore and hereinafter: “the Date of Closing”), after the parties have verified that all the Suspensive Conditions have been fulfilled to their satisfaction, the parties will perform all the following acts and operations at one and the same time:

8.1.1	Possession of the Real Estate Properties will be transferred from the Seller to the Buyer.

8.1.2	The Buyer will allot the Consideration Shares to the Seller and will deliver to the Seller an allotment of shares report for the Registrar of Companies which relates to the allotment of the Consideration Shares to the Seller. The parties will sign a document for effecting an allotment in the form of Appendix B, which will be attached to this Agreement on the Date of Closing.

8.1.3	The Seller will deposit with the Buyer a notarial irrevocable power of attorney in 2 copies in favor of the Buyer, enabling the Buyer to perform any act in connection with the Real Estate Properties and/or the Property Sold, including the transfer of rights in the Real Estate Properties into the name of the Buyer.

8.1.4	The parties will sign any document and will perform any act which may be required for purposes of consummating the transaction that is the subject of this Agreement.

8.2	Within 30 days from the Date of Closing, the parties will enter into a lease agreement in relation to properties forming part of the Real Estate Properties, which will be let to the Seller by the Buyer.

9.	Liability and indemnity

Commencing from the Date of Closing and starting from the Effective Date, the Buyer will be the owner of all the rights and obligations in respect of the Property Sold, and all responsibility and/or liability to any person and/or body, including vis-à-vis the various administrative authorities, in connection with the Property Sold, the origin of which and/or the cause of action for which and/or the works the basis for which relates to any date subsequent to the Effective Date – shall be borne by the Buyer alone. The Buyer shall indemnify the Seller in respect of any damage or expense that may be incurred by the Seller, as a result of a claim in connection with the Property Sold the responsibility for which is shouldered by the Buyer in accordance with the foregoing.

10.	Taxes

10.1	The transfer of the Consideration Shares shall be effected in accordance with Section 104A of the Income Tax Ordinance and in accordance with the conditions thereof, which are known to the parties, and in the scope of this it is agreed that no additional or other consideration will be given to the Seller, in cash or in cash equivalent, for the Property Sold. Notwithstanding the foregoing, if any tax should apply in connection with the implementation of the transaction as aforesaid, then the following provisions will apply:

10.1.1	The Seller shall bear the payment of any tax or levy, if and to the extent that same should apply to it, as seller of the Property Sold, pursuant to the provisions of any law in respect of any transfer of a right in the real estate covered by this Agreement.

10.1.2	The Buyer will bear the payment of any tax or levy, if and to the extent that same should apply to it, as purchaser of the Property Sold, pursuant to the provisions of any law in respect of any acquisition of a right in the real estate covered by this Agreement, and included in this the Buyer shall bear the Land Acquisition Tax at a rate of 0.5% in accordance with an approval from the tax authorities. For the removal of doubt it is clarified that the Buyer will bear the consent fees and the costs of registration as stated in Clause 6.3 and Clause 6.4 above, and the betterment levy as referred to in Clause 10.3 below. It is clarified in this regard that to the extent that the Seller has a right against any third party for reimbursement and/or contribution and/or indemnity in respect of such betterment levies, the Seller will act in trust for the Buyer in regard to the exercise of this right, and all the receipts that may be received by the Seller from a third party shall be accepted by it in trust for the Buyer and same will be transferred to the Buyer immediately upon the receipt thereof. The Seller will not have any proprietary and/or other right to a receipt that may be received by it as aforesaid.

10.2	All the taxes, municipal rates, fees and current payments which applied and/or which apply and exist and/or which may apply in the future in connection with the real estate, whether or not payment thereof has been demanded, including debts to property tax, if same exist, in relation to a period which is up to the Effective Date, will be borne by the Seller, and from the Effective Date onwards the payments mentioned in this clause will be borne by the Buyer.

10.3	A betterment levy which applies and/or which may in the future apply in respect of any of the Real Estate Properties, shall apply to the Buyer and shall be paid by it. It is clarified in this regard that to the extent that the Seller has a right against any third party for reimbursement and/or contribution and/or indemnity in respect of such betterment levies, such right is hereby endorsed over to the Buyer in the scope of this Agreement.

11.	Arbitration

11.1	Any disputes that may arise between the parties, inter alia, in connection with and/or in relation to this Agreement and/or in connection with any of the provisions hereof and/or in connection with the implementation and/or breach hereof, if any, shall be referred for the decision of an arbitrator who shall be appointed by the parties by consensus agreement and in the absence of agreement the arbitrator will be appointed by the legal advisor to Blue Square.

11.2	The arbitrator shall adjudicate on the aforesaid disputes or on any of them after having been requested to do so by notice in writing signed by any of the parties to this Agreement.

11.3	The arbitrator will be bound by the substantive law, but shall not be bound by the rules of evidence and of procedure.

11.4	This clause constitutes a valid arbitration agreement within the meaning thereof under the Arbitration Law, 5728-1968.

12.	Miscellaneous

12.1	This Agreement does not constitute an agreement in favor of a third party.

12.2	The parties hereby ratify that the validity of this Agreement, in accordance with the conditions hereof, is commencing from December 31, 2005.

12.3	The expenses of the transaction covered by this Agreement (including attorneys’ fees, payments to consultants, etc.) shall be borne by the Buyer and shall be paid by it.

12.4	No modification, amendment and/or addition to this Agreement will be of any force and shall be deemed not to have been made, unless drawn up in writing and signed by all the parties to this Agreement.

12.5	The parties mutually undertake to sign any deed and document and to furnish any approval and document required for the actual implementation of the transaction pursuant to this Agreement. For the removal of doubt it is clarified that the parties will be entitled to extend the validity of any date fixed in this Agreement.

12.6	The parties shall render reports according to law to the competent authorities in connection with this transaction and the implementation hereof, to whatever extent is required according to law.

In Witness Whereof the Parties have Hereunto Signed:

By: /s/ David Weissman /s/ Yitzhak Bader —————————————— Blue Square Israel Ltd.	By: /s/ David Weissman /s/ Uri Bogomilsky —————————————— Blue Square Real Estate Ltd.

APPENDIX A

List of properties being transferred in advance of the split in the framework of Section 104A of the Ordinance

Serial No.	Serial number in list of all Blue Square assets only	Town or city	Name of Property	Address of Property	Block	Parcel (incl. portions of parcels)
1	7	Elyachin	Elyachin Plot	Hatamar/Hate'ena/ Harmon	6977	48
2	10	Ashdod	Ashdod Yad Aleph Plot	Yarmuch/Kinneret	2192	109
3	20	Givat Ada	Givat Ada Plot	Harimon	12105	59
4	32A	Haifa	Mega Admiralty (Vacant plot)	Yigal Yadin/ Halutzei Taasiya 71	11636	3
5	35	Haifa	Kiryat Haim plot	Shenkar/Ha-Itztadion	11578	58, 59
6	59A	Afula	Mega Afula vacant plot (parking)	Kehilat Zion	16699	17-19
7	62	Kiryat Ono	Givat Bracha	53 Herzl	6495	Parcel 24 sub-parcels 3 + 4
8	70	Rechasim	Rechasim plot	Haruv/Savyon	Block 10393 Parcels 4341	Block 4145 Parcels 103, 25, 26
9	71A	Ramle	Ramle Fire Brigade vacant plot	Yerushalayim Blvd./Nofei Hemed	4341	25, 26
10	74	Raanana	Raanana Amami	88 Borochov/Kinneret	7655	291
11	81	Tel Aviv	Ramat Hatayassim	4 Oded	6163	Parcels 46 and 24 sub parcel 10

APPENDIX B

Effecting Transfer Of Assets Against Allotment Of Shares

Between:	BLUE SQUARE ISRAEL LTD. Publ. Co. 520042847 (hereinafter: "Blue Square")

of the one part;

And:	BLUE SQUARE REAL ESTATE LTD. Pvte. Co. 513765859 (hereinafter: "Square Real Estate")

of the other part;

In accordance with what has been agreed between the parties, Blue Square hereby transfers to Square Real Estate, and Square Real Estate accepts the Property Sold, as defined in an agreement between the parties dated ____________.

In consideration for the transfer of the Property Sold to Square Real Estate, and as agreed, Square Real Estate hereby allots to Blue Square 2,484 shares of Square Real Estate of NIS 1 par value each.

The foregoing is being implemented within the framework of Section 104 of the Income Tax Ordinance.

In Witness Whereof the Parties have Hereunto Signed,
this Day ____________ Day of ____________ 2006

By: /s/ David Weissman /s/ Yitzhak Bader —————————————— Blue Square	By: /s/ David Weissman /s/ Uri Bogomilsky —————————————— Square Real Estate